Exhibit 99.2

Summary

Domus Acquisition Corp. will merge with and into Realogy Corporation, with Realogy Corporation being the surviving corporation (the “Merger”). As a result of the Merger, Realogy Corporation will become an indirect wholly owned subsidiary of Domus Holdings Corp. by operation of law and Realogy Corporation will issue the new term debt. Except as otherwise indicated or unless the context otherwise requires, for periods prior to the Merger, the terms “Realogy Corporation,” “Realogy,” “we,” “us,” “our,” “our company” and the “Company” refer to Realogy Corporation and its consolidated subsidiaries, and for periods after the Merger, those terms refer to Realogy Corporation and its consolidated subsidiaries after giving effect to the Merger and the related financing transactions. “Cendant Corporation” and “Cendant” refer to Cendant Corporation, which changed its name to Avis Budget Group, Inc. in August 2006, and its consolidated subsidiaries, particularly in the context of its business and operations prior to, and in connection with, our separation from Cendant and “Avis Budget” and “Avis Budget Group, Inc.” refer to the business and operations of Cendant following our separation from Cendant. Financial information and other data identified herein as “pro forma” give effect to (i) the Separation (as defined in “Unaudited pro forma condensed consolidated financial statements”), the 2006 offering of our existing senior notes (the “Existing Senior Notes Offering”) and the Transactions (as defined in “Summary—The Transactions”), as if they had occurred on January 1, 2006, for statement of income purposes, and (ii) the Transactions, as if they had occurred on December 31, 2006, for balance sheet purposes.

Our company

We are one of the preeminent and most integrated providers of real estate and relocation services in the world. We operate in four segments: Real Estate Franchise Services, Company-Owned Real Estate Brokerage Services, Relocation Services and Title and Settlement Services. Through our portfolio of leading brands and the broad range of services we offer, we have established our company as a leader in the residential real estate industry, with operations that are dispersed throughout the U.S. and in various locations worldwide. We are the world’s largest real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, the largest U.S. provider and a leading global provider of outsourced employee relocation services and a provider of title and settlement services. We derive the vast majority of our revenues from serving the needs of buyers and sellers of existing homes, our franchisees and our corporate clients rather than the sale of new homes. For the full year ended December 31, 2006 on a pro forma basis, we had revenues, net income (loss) and Adjusted EBITDA (as defined) of $6.5 billion, $(19) million and $925 million, respectively.

Segment overview

Real Estate Franchise Services:    We are a franchisor of five of the most recognized brands in the real estate industry. As of December 31, 2006, we had approximately 15,900 offices (which included over 1,000 of our company-owned and operated brokerage offices) and 321,000 sales associates operating under our franchise brands in the U.S. and 65 other countries and territories around the world (internationally, through master franchise agreements). During 2006, we estimate that brokers operating under one of our franchised brands (including those of our company-owned brokerage operations) represented the buyer and/or the seller in approximately one out of every four single family domestic homesale transactions that involved a broker and we believe our franchisees and company-owned brokerage operations received approximately 23% of all brokerage commissions paid in such transactions. We believe that the geographic diversity of our franchisees reduces our risk of exposure to local or regional changes in the real estate market. In addition, we have approximately 5,000 franchisees, none of which individually represented more than 1% of our franchise royalties (other than our subsidiary, NRT Incorporated (“NRT”), which operates our company-owned brokerage operations). We believe this reduces our exposure to any one franchisee. In 2006, our real estate franchise business contributed 14% to our revenues (after intercompany eliminations) and 72% to our total segment EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs. Our 2006 franchise revenues included $327 million of royalties paid by our company-owned brokerage operations, or approximately 37% of total franchise revenues, which eliminate in consolidation. As of December 31, 2006, our real estate franchise brands were:

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Century 21®—One of the world’s largest residential real estate brokerage franchisors, with approximately 8,500 franchise offices and approximately 146,000 sales associates located in the U.S. and 45 other countries and territories;

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Coldwell Banker®—One of the world’s leading brands for the sale of million dollar-plus homes and one of the largest residential real estate brokerage franchisors, with approximately 3,800 franchise and company-owned offices and approximately 124,000 sales associates located in the U.S. and 30 other countries and territories;

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ERA®—A leading residential real estate brokerage franchisor, with approximately 3,000 franchise and company-owned offices and approximately 38,700 sales associates located in the U.S. and 34 other countries and territories;

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Sotheby’s International Realty®—A luxury real estate brokerage brand. In February 2004, we acquired from Sotheby’s Holdings, Inc. its company-owned offices and the exclusive license for the rights to the Sotheby’s Realty and Sotheby’s International Realty® trademarks. Since that time, we have grown the brand from 15 company-owned offices to 346 franchise and company-owned offices and approximately 7,200 sales associates located in the U.S. and 15 other countries and territories; and

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Coldwell Banker Commercial®—A leading commercial real estate brokerage franchisor. Our commercial franchise system has approximately 200 franchise offices and approximately 2,100 sales associates worldwide. The number of offices and sales associates in our commercial franchise system does not include our residential franchise and company-owned brokerage offices and the sales associates who work out of those brokerage offices that also conduct commercial real estate brokerage business using the Coldwell Banker Commercial® trademarks.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ sales commission earned from real estate transactions, which we refer to as gross commission income. Our franchisees pay us royalty fees for the right to operate under one of our trademarks and to enjoy the benefits of the systems and tools provided by our real estate franchise operations. These royalty fees enable us to enjoy recurring revenue streams and high operating margins. In exchange, we provide our franchisees with world-class service and support that is designed to facilitate our franchisees in growing their business, attracting new sales associates and increasing their revenue and profitability. We support our franchisees with dedicated national marketing and servicing programs, technology, training and education. We believe that one of our strengths is the strong relationships that we have with our franchisees, as evidenced by our greater than 98% retention rate of franchisees over the last four years. Our retention rate represents the annual gross commission income generated by our franchisees that is kept in the franchise system on an annual basis, measured against the annual gross commission income as of December 31 of the previous year.

Company-Owned Real Estate Brokerage Services:    Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas of the U.S. Our company-owned real estate brokerage business operates under our Coldwell Banker®, ERA® and Sotheby’s International Realty® franchised brands as well as proprietary brands that we own, but do not currently franchise to third parties, such as The Corcoran Group®. At December 31, 2006, we had over 1,000 company-owned brokerage offices, approximately 8,500 employees and approximately 62,000 independent contractor sales associates working with these company-owned offices. We operated approximately 87% of our company-owned offices under the Coldwell Banker® brand name, approximately 3% of our offices under the ERA® brand name, approximately 5% of our offices under the Sotheby’s International Realty® brand name and approximately 5% of our offices under The Corcoran Group® brand name.

NRT was formed by our former parent Cendant and Apollo Management, L.P. in 1997 in order to acquire National Realty Trust, the largest residential real estate brokerage operator in the U.S. Following a growth strategy which consisted of approximately 215 acquisitions driving revenue growth from approximately $1,048 million in 1997 to approximately $3,071 million in 2001, our former parent Cendant exercised its option to purchase Apollo’s equity investment in April 2002. Since the purchase, NRT has acquired 111 additional brokerage companies. Acquisitions will continue to be part of our strategy and a substantial contributor to the growth of our company-owned brokerage business. We believe that the geographic diversity of our company-owned brokerage business could mitigate some of the impact of local or regional changes in the real estate market. In 2006, our company-owned real estate brokerage business contributed 72% to our revenues (after intercompany eliminations) and 9% to our total segment EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs, and paid royalties to our real estate franchise services segment of $327 million.

Our company-owned real estate brokerage business derives revenues primarily from gross commission income received at the closing of real estate transactions. Sales commissions usually range from 5% to 6% of the home’s sale price. In transactions in which we act as a broker for solely the buyer or the seller, the seller’s broker typically instructs the closing agent to pay a portion of the sales commission to the broker for the buyer. In addition, as a full-service real estate brokerage company, in compliance with applicable laws and regulations, we actively promote the services of our relocation and title and settlement services businesses, as well as the products offered by PHH Home Loans, LLC (“PHH Home Loans”), our home mortgage venture with PHH Corporation (a publicly traded company that announced on March 15, 2007, that its mortgage business will be sold to an affiliate of the private equity firm The Blackstone Group) that is the exclusive recommended provider of mortgages for our real estate brokerage and relocation service customers. All mortgage loans originated by PHH Home Loans are sold to PHH Corporation or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, our home mortgage venture structure insulates us from mortgage servicing risk. We own 49.9% of PHH Home Loans and PHH Corporation owns the remaining 50.1%. As a result, our financial results only reflect our proportionate share of the venture’s results of operations which are recorded using the equity method.

Relocation Services:    Through our subsidiary, Cartus Corporation (“Cartus”), we offer a broad range of world-class employee relocation services designed to manage all aspects of an employee’s move to facilitate a smooth transition in what otherwise may be a difficult process for both the employee and the employer. In 2006, we assisted in over 130,000 relocations in over 150 countries for over 1,100 active clients , including nearly two-thirds of the Fortune 50, as well as government agencies and affinity organizations, such as the United Services Automobile Association (USAA). Our relocation services business operates through five global service centers on three continents. Our relocation services business is a leading global provider of outsourced employee relocation services with the number one market share in the U.S. Key drivers of our relocation services business are corporate and government spending and employment trends. Our relocation services business generates significant revenue for our other businesses because the clients of our relocation services business often utilize the services of our franchisees and company-owned brokerage offices as well as our title and settlement services. In 2006, our relocation services business contributed 8% to our revenues (after intercompany eliminations) and 13% to our total segment EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs.

Our relocation services business primarily offers its clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household moving services, visa and immigration support, intercultural and language training and group move management services. Clients pay a fee for the services performed and we also receive commissions from third-party service providers, such as real estate brokers and household goods moving service providers. The majority of our clients pay interest on home equity advances and reimburse all costs associated with our services, including, where required, repayment of home equity advances and reimbursement of losses on the sale of homes purchased. We believe we provide our relocation clients with exceptional service which leads to client retention. As of December 31, 2006, our top 25 relocation clients had an average tenure of 15 years with us. We believe that recent trends in the relocation services industry have benefited Cartus, as multinational companies have been consolidating their global relocation purchasing needs with single source providers offering a comprehensive suite of services.

Title and Settlement Services:    In most real estate transactions, a buyer will choose, or will be required, to purchase title insurance that will protect the purchaser and/or the mortgage lender against loss or damage in the event that title is not transferred properly. Our title and settlement services business, which we refer to as Title Resource Group (“TRG”), assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to real estate companies and financial institutions. Our title and settlement services business was formed in 2002 in conjunction with Cendant’s acquisition of 100% of NRT to take advantage of the nationwide geographic presence of our company-owned brokerage and relocation services businesses. In 2006, our title and settlement services business contributed 6% to our revenues (after intercompany eliminations) and 6% to our total segment EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs.

Our title and settlement services business earns revenues through fees charged in real estate transactions for rendering title and other settlement and non-settlement related services as well as a commission on each title insurance policy sold. We provide many of these services in connection with transactions in which our company-owned real estate brokerage and relocation services businesses are participating. The majority of our title and settlement service operations are located in or around our company-owned brokerage locations, and during 2006, approximately 47% of the customers of our company-owned brokerage offices where we offer title coverage also utilized our title and settlement services. We believe that our ability to increase our capture rate and provide title and settlement services in the same homesale and relocation transactions in which we are already participating will be a key driver for future growth. In addition, we believe that our strategy of acquiring additional company-owned brokerage offices should increase the number of homesale transactions serviced by our title and settlement services business and should increase our future profitability. Fees for escrow and closing services are generally separate and distinct from premiums paid for title insurance and other real estate services. In some situations we serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions. Our title underwriting operation generally earns revenues through the collection of premiums on policies that it issues.

Industry overview

Industry definition

We primarily operate in the U.S. residential real estate industry and derive the majority of our revenues from serving the needs of buyers and sellers of existing homes rather than those of new homes. Residential real estate companies typically realize revenues as a commission that is based on a percentage of the price of each home sold. As a result, the residential real estate industry generally benefits from rising home prices and increased volume of homesales. We believe that existing home transactions and the services associated with these transactions, such as mortgages and title services, represent the most attractive segment of the residential real estate industry for the following reasons:

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The existing home segment represents a significantly larger addressable demand than new homesales. Of the 7.5 million homesales in the U.S. in 2006, the National Association of Realtors (“NAR”) estimates that approximately 6.5 million were existing homesales, representing over 86% of the overall sales as measured in units;

•	Existing homesales afford us the opportunity to represent either the buyer or the seller and in many cases both are represented by a broker owned or associated with us; and

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We believe that the existing home segment is more stable than the new home segment. Based on data we compiled from the U.S. Census Bureau and NAR, over the last 25 years, the standard deviation for annual changes in existing homesales unit volume growth was 9% compared to 13% for annual changes in new homesales unit volume growth.

Industry historical perspective

According to NAR (which began reporting statistics in 1972), the existing homesale transaction volume (the product of the median homesale price and existing homesale transactions) was approximately $1,437 billion in 2006 and has grown at a compounded annual growth rate (“CAGR”) of 9.8% per year over the 1972-2006 period. In addition, based on NAR and other sources:

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Median existing homesale prices have never declined from the prior year over the 1972-2006 period, including during four economic recessions, and during that period have increased at a CAGR of 6% (not adjusted for inflation). Median existing homesale prices increased by 1% in 2006 compared to 2005;

•	Existing homesale units have increased at a CAGR of 3% over the 1972-2006 period, during which period units increased 22 times on an annual basis, versus 12 annual decreases;

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Rising home ownership rates have also had a positive impact on the real estate brokerage industry. According to the U.S. Census Bureau, the national home ownership rate as of December 31, 2006 was approximately 69%, up from approximately 64% in 1972;

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Prior to 2006, there have only been two instances over the 1972-2006 period when existing homesale transaction volume declined for a substantial period of time. The first period was from 1980 through 1982, when existing homesale transaction volume declined by more than 13% per year for three years. During that period, 30-year fixed mortgage rates exceeded 13%. The second period was from 1989 through 1990 when existing homesale transaction volume declined by 1.4% in 1989 and 1% in 1990, before resuming increases every year through 2005. Mortgage rates on a 30-year fixed mortgage exceeded 10% during that two-year period. Existing homesale transactions declined 8% in 2006 from 2005; and

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Existing homesale transaction volume (based on median prices) has historically experienced significant growth following prior national corrections. During the 1979-1984, 1988-1993 and 1999-2004 trough to peak cycles, existing homesale transaction volume increased 52%, 26% and 43%, respectively, on a cumulative basis over the last three years for each period (with the last three years of each period representing the post-correction periods).

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Up-markets have historically been greater in magnitude and longer in duration than down-markets. Based on national data from NAR over the 1972-2006 period, existing homesale transaction volume increased approximately 15 times more in an up-market than they decreased in a down-market, and up-markets lasted approximately 5 times longer than down-markets.

The table below shows more detailed information with respect to year-over-year changes in the existing homesale market over the 1972-2006 period.

Year	Median Price(1)	% Change	Existing Homesale Units (000)(1)	% Change	Existing Transaction Volume (000)	% Change	30-Year Fixed Mort. Rates(2)
1972	$26,700		2,252		$60,128,400		7.38%
1973	28,900	8.2%	2,334	3.6%	67,452,600	12.2%	8.04%
1974	32,000	10.7%	2,272	-2.7%	72,704,000	7.8%	9.19%
1975	35,300	10.3%	2,476	9.0%	87,402,800	20.2%	9.05%
1976	38,100	7.9%	3,064	23.7%	116,738,400	33.6%	8.87%
1977	42,900	12.6%	3,650	19.1%	156,585,000	34.1%	8.85%
1978	48,700	13.5%	3,986	9.2%	194,118,200	24.0%	9.64%
1979	55,700	14.4%	3,827	-4.0%	213,163,900	9.8%	11.20%
1980	62,200	11.7%	2,973	-22.3%	184,920,600	-13.2%	13.74%
1981	66,400	6.8%	2,419	-18.6%	160,621,600	-13.1%	16.63%
1982	67,800	2.1%	1,990	-17.7%	134,922,000	-16.0%	16.04%
1983	70,300	3.7%	2,697	35.5%	189,599,100	40.5%	13.24%
1984	72,400	3.0%	2,829	4.9%	204,819,600	8.0%	13.88%
1985	75,500	4.3%	3,134	10.8%	236,617,000	15.5%	12.43%
1986	80,300	6.4%	3,474	10.8%	278,962,200	17.9%	10.19%
1987	85,600	6.6%	3,436	-1.1%	294,121,600	5.4%	10.21%
1988	89,300	4.3%	3,513	2.2%	313,710,900	6.7%	10.34%
1989	94,000	5.3%	3,290	-6.3%	309,260,000	-1.4%	10.32%
1990	96,400	2.6%	3,186	-3.2%	307,130,400	-0.7%	10.13%
1991	101,400	5.2%	3,147	-1.2%	319,105,800	3.9%	9.25%
1992	104,000	2.6%	3,433	9.1%	357,032,000	11.9%	8.39%
1993	107,200	3.1%	3,739	8.9%	400,820,800	12.3%	7.31%
1994	111,300	3.8%	3,887	4.0%	432,623,100	7.9%	8.38%
1995	114,600	3.0%	3,852	-0.9%	441,439,200	2.0%	7.93%
1996	119,900	4.6%	4,167	8.2%	499,623,300	13.2%	7.81%
1997	126,000	5.1%	4,371	4.9%	550,746,000	10.2%	7.60%
1998	132,800	5.4%	4,965	13.6%	659,352,000	19.7%	6.94%
1999	138,000	3.9%	5,183	4.4%	715,254,000	8.5%	7.44%
2000	143,600	4.1%	5,174	-0.2%	742,986,400	3.9%	8.05%
2001	153,100	6.6%	5,336	3.1%	816,941,600	10.0%	6.97%
2002	165,000	7.8%	5,631	5.5%	929,115,000	13.7%	6.54%
2003	178,800	8.4%	6,178	9.7%	1,104,626,400	18.9%	5.83%
2004	195,400	9.3%	6,778	9.7%	1,324,421,200	19.9%	5.84%
2005	219,600	12.4%	7,076	4.4%	1,553,889,600	17.3%	5.87%
2006	221,900	1.0%	6,478	-8.5%	1,437,468,200	-7.5%	6.41%

CAGR (1972–2006)		6.4%		3.2%		9.8%	9.31% (Average	)

(1)	Source: NAR

Note: Because NAR did not track condominium sales from 1972-1988, existing homesale units and median price from 1972-1988 represent single family units only.

(2)	Source: Freddie Mac

2006 industry review

We believe that the real estate market has been experiencing a correction since August 2005, equating to an 19-month correction to date. According to NAR, median homesale prices increased by only 1% and existing homesale transactions decreased by 8% in 2006 compared to 2005. Despite these trends, 2006 was the third best year ever for existing homesale transactions, at 6.5 million homes. Unlike the 1980-1982 and 1989-1990 periods, which were characterized by economic recession, high unemployment and high mortgage rates, we believe that the current market correction is primarily resulting from the following factors:

•	Median homesale price increases of 9% and 12% in 2004 and 2005, respectively, were high relative to historical increases, particularly driven by activities in the U.S. coastal areas;

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While market fundamentals remained strong during that period, a significantly higher number of buyers entered the market in 2004 and 2005 in anticipation of prices increasing and with the expectation of short-term profit realization, driving most of that increase. NAR estimates that such investors accounted for 23% of homesales in 2005. We believe such speculation activities have declined in 2006;

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As a result of the price increase noted above, national housing affordability (measured by the Housing Affordability Index published by NAR and calculating whether or not a typical family could qualify for a mortgage loan on a typical home) declined from 129 in the fourth quarter of 2003 to a low of 100 in July 2006 but has since improved to 110 in the fourth quarter of 2006;

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Negative media reports on the U.S. housing market suggesting the prospects of sharp future price decreases nationwide and economic recession arising from the current housing correction, which we believe has caused many prospective buyers to remain cautious about purchasing a home; and

•	Increasing interest rates, higher energy prices, lower consumer confidence and general economic conditions are some of the other factors which adversely affected the real estate industry in 2006.

Recent industry indicators

We also believe that recent indicators point to the possibility that the residential real estate market may be beginning to stabilize:

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Existing homesale transaction volume (measured monthly on a year-over-year basis) has been experiencing a correction since August 2005, equating to an 19-month correction to date. In recent months, the decline in existing homesale transaction volume has lessened. NAR reported a 5% year-over-year decline in February 2007, and a 7% year-over-year decline in both January 2007 and December 2006 in contrast to the 13% and 15% year-over-year declines in November 2006 and October 2006, respectively. In addition, existing homesale unit volume (on a seasonally adjusted month-over-month basis) increased four out of five times from October 2006 through February 2007 after six consecutive month-over-month declines prior to such period. The February 2007 seasonally adjusted increase of 3.9% in unit volume was the largest monthly rise in three years.

Note: Seasonally adjusted month-over-month basis

•	Existing homes inventory level, after having steadily increased from 4.7 months in August 2005 to 7.4 months in October 2006, has started to decrease and was 6.7 months in February 2007.

•	National housing affordability, after having decreased from 108 in August 2005 to 100 in July 2006, has increased to 116 in January 2007, which was its highest level since April 2005.

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Mortgage applications (measured by the Mortgage Bankers Association Purchase Index and calculating the level of mortgage application activity related to purchase loans only), after having decreased from 489 in August 2005 to 404 in June 2006, have stabilized since then and increased to 431 in January 2007.

Note: Seasonally adjusted and based on a rolling four-week average

2007/2008 industry outlook

As of March 2007, NAR forecasts a 1% decrease in existing homesales and a 1% increase in the median price of existing single-family homes in 2007 compared to 2006. On a quarterly basis, following existing homesales decreases projected in the first and second quarters of 2007 on a year-over-year basis, NAR expects existing homesales to resume positive growth in the third quarter of 2007 throughout the end of its forecast period (second quarter of 2008) on a quarterly year-over- year basis. As of March 2007, the Federal National Mortgage Association (“FNMA”) forecasts an 8% decrease in existing homesales and a 2% decrease in the median price of existing single-family homes in 2007 compared to 2006.

As of March 2007, NAR forecasts a 4% increase in existing homesales and a 3% increase in the median price of existing single-family homes in 2008 compared to 2007. As of March 2007, FNMA forecasts a 1% increase in existing homesales and a 1% increase in the median price of existing single-family homes in 2008 compared to 2007.

As of March 2007, FNMA also forecasts that the average 30-year fixed mortgage rate will be 6.17% for 2007 and 6.18% for 2008, compared to 6.41% for 2006.

Company impact

We believe that the current market correction has had the following positive impact on our operations and economics and has positioned us to improve our future profitability:

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Average brokerage commission rates charged to homeowners have remained constant over the last five quarters at approximately 2.47%, primarily driven by the fact that our and our franchisees’ sales associates are holding their commission rate steady to maintain gross commission income in the current environment. We believe that less experienced sales associates are also more likely to leave the market in a correction, reducing competition on commission rates;

•	The commission split between us and our sales associates related to our company-owned brokerage operations improved in our favor in 2006 compared to 2005;

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The perceived attractiveness of alternative channels, such as discount brokers, compared to the traditional broker business model such as the one we operate under is leveling as selling a home becomes more challenging and the value-added of a traditional broker is more compelling to consumers in a housing correction;

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Due to the strength of our brands and the comprehensive services we provide to our sales associates in our company-owned brokerage offices, we retained 93% of our top quartile of sales associates and 84% of our total sales associates in 2006;

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In 2006, we closed, merged or consolidated 129 offices and reduced our staff with minimal loss of productive sales associates and associated revenues and we decreased marketing expenses. From this and other restructuring initiatives, we expect to reduce our fixed operating costs by approximately $81 million annually on a run-rate basis and estimate that $42 million of such savings were realized in 2006; and

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Our long-term franchise agreements provide that volume rebates on the royalty rate paid to us by our franchisees decreases with reductions in transaction volume generated by such franchisees. As a result, our net effective royalty rate has increased from 4.74% in the first quarter of 2005 to 4.90% in the fourth quarter of 2006.

We believe that our size and scale will enable us to benefit from the developments above and position us favorably for anticipated future improvement in the U.S. existing housing market.

Our strengths

We believe our company has the following competitive strengths:

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One of the preeminent and most integrated providers of real estate services:    We believe that our established role as an intermediary in the homesale process (rather than as principal), the strong local presence of each of our businesses in the markets they serve and the broad range of real estate and relocation services that we offer provide us with significant advantages in the residential real estate market relative to our competitors. During 2006, we estimate that brokers operating under one of our franchised brands (including those of our company-owned brokerage operations) represented the buyer and/or the seller in approximately one out of every four single family domestic homesale transactions that involved a broker and we believe our franchisees and company-owned brokerage operations received approximately 23% of all brokerage commissions paid in such transactions. Additionally, based on the latest publicly available data, (i) our domestic real estate franchise services business is three times larger than our nearest competitor when measured by the number of sales associates collectively operating under our brands, (ii) our company-owned real estate brokerage business generates more than three and a half times the sales volume of our nearest domestic competitor, and (iii) our relocation services business is approximately two times larger than our nearest competitor when measured by the volume of transferred employees in 2006. We believe that our size and scale reduces our operational risk and improves our operating efficiencies, profit margins and service levels in key areas such as technology, rent expense management, and recruiting, retaining, training and support for sales associates.

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Portfolio of premium real estate brands across multiple price points:    Our brands are among the most well known and established real estate brokerage brands in the world: Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty®, Coldwell Banker Commercial® and The Corcoran Group®. Our brands have a combined history of over 400 years. The strong image and familiarity of our brands attract potential real estate buyers and sellers to seek out brokers affiliated with these brands. We believe that brand recognition is important in the real estate business because home buyers and sellers are generally infrequent users of brokerage services and typically rely on reputation as well as word-of-mouth recommendations. We believe that our brands cover a wide range of price points (from moderately priced to high-end luxury), targeting a broad range of existing home buyers. In addition, we believe that our portfolio of premium real estate brands helps us retain existing sales associates and attract new sales associates, as well as brokers not affiliated with our businesses.

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Extensive and diversified franchise system translates into recurring revenue and free cash flows:    We are the franchisor of five of the most recognized brands in the real estate industry. The size of our franchise operations (including those of our company-owned brokerage operations) resulted in a 23% share of domestic brokerage transactions in 2006 according to our estimates. The long-term nature and high renewal rates of these franchise agreements and the contractual royalty payments, which are based on a percentage of our franchisees’ gross commission income, help us to generate a recurring revenue stream. Our franchise operations also have very limited capital spending requirements; in 2006, capital spending in our franchise business was $6 million compared to EBITDA of $613 million for the real estate franchise services segment. We believe that all those factors contribute positively to our overall free cash flow generation.

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Variable cost structure:    We estimate that our variable costs accounted for approximately 74% of our total costs in 2006. Our variable costs include NRT sales associates’ shares of commissions and marketing expenses, both of which fluctuate with revenues. Our fixed costs include those associated with the operations of storefronts and administrative functions. We believe that our highly variable cost structure allows us to better withstand fluctuations in existing homesales. Further, in an effort to increase our operating efficiency and reduce fixed costs, we consolidated, merged or closed approximately 129 locations in 2006. From this and other restructuring initiatives, we expect to reduce our fixed operating costs by approximately $81 million annually on a run-rate basis and estimate that $42 million of such savings were realized in 2006.

•

Favorable long-term industry dynamics:    Despite the real estate market correction, we believe that the housing market will continue to benefit over the long-term from expected positive fundamentals, including:

•

Positive gross domestic product (“GDP”) and mortgage rates outlook: according to Global Insight, an economic and financial information provider, GDP is expected to grow on average over the next five years, and according to Fannie Mae, the 30-year fixed mortgage rates are currently projected to be between 6.5% and 6.9% from 2008 through 2015, compared to an average annual 30-year mortgage rate of 9.3% since 1972 according to Freddie Mac;

•

Favorable demographic factors: the number of U.S. households grew from 96 million in 1991 to 114 million in 2005, increasing at a rate of 1% per year on a CAGR basis. According to the Joint Center for Housing Studies at Harvard University, that annual growth trend is expected to continue through 2015. In recent years, baby boomers have been buying second homes at an increasing rate, and children of baby boomers are now beginning to impact the housing market and are buying houses at a much younger age than previous generations. The U.S. housing market is also expected to benefit from continued immigration, which is fueling minority homeownership and is anticipated to account for almost 70% of the net U.S. household growth through the next decade, according to the Joint Center for Housing Studies at Harvard University;

•

Increasing size of homes: since 1973, home size has increased by 1% each year from an average size of 1,660 square feet to an average size of 2,350 square feet, contributing to higher price appreciation and greater homesale commission dollars; and

•	“Trading up” mentality of existing home buyers and sellers, which leads to higher price points for homes sold and increased commission dollars per transaction.

•

Continued strength in traditional broker-assisted real estate business model:    We believe that long-term trends will continue to benefit the traditional broker-assisted business model compared to alternative channels of the residential brokerage industry, such as discount brokers and “for sale by owner” (FSBO). A real estate transaction has certain characteristics that we believe are best-suited for full-service brokerages including large monetary value, low transaction frequency, wide cost differential among choices, high buyers’ subjectivity regarding styles, tastes and preferences, and the consumer’s need for high level of personalized advice and support given the complexity of the transaction. Among home sellers, 67% cited the reputation of the agent, the agent’s honesty and trustworthiness or the agent’s knowledge of the neighborhood as the most important factor when choosing a real estate agent to sell their home. In addition, the level of “FSBO” sales, where no real estate broker is used, is on a sustained decline, down to 12% in 2006 from a high of 18% in 1997. We believe that the enhanced service, long-standing performance and value proposition offered by a traditional agent or broker is such that using a traditional agent or broker will continue to be the primary method of buying and selling a home in the long term.

•

Revenue enhancing “value circle”:    We believe our value circle contributed to over 50% of our EBITDA in 2006 and will continue to enhance our competitiveness and improve our profitability in the future. Each one of our businesses, as well as our interest in PHH Home Loans, provides an opportunity to cross-sell additional services to a customer and capture revenues from different service components associated with residential real estate transactions that would otherwise be captured by third party service providers. We refer to this ability to capture revenues on several aspects of a real estate transaction as our “value circle.” As an owner/operator, NRT can seamlessly cross-sell its other real estate products such as title insurance through TRG, which has a 47% capture rate at NRT locations, and mortgage products through PHH Home Loans, which has an 18% capture rate at NRT locations. Through Cartus and the over 130,000 individual relocations that we managed in 2006, we were able to capture incremental business opportunities through cross-selling many of our related products and services throughout our company. In addition, we are growing our title and settlement services business by leveraging the strong geographic presence of our company-owned brokerage business and franchisees and increasing the percentage of our customers that use our title and settlement services business. For instance, when our relocation services business assists a transferee, the transferee frequently uses our real estate brokerage business to sell his or her home and, where customary, our title and settlement service business may also provide services in connection with the purchase of the transferee’s new home.

•

Industry leading management team:    Our executive officers have extensive experience in the real estate industry, which we believe is an essential component to our future growth. Our experienced senior management team combines a deep knowledge of the real estate markets, an understanding of industry trends and a proven ability to identify, effect and integrate acquisitions, and has an average of 15 years of real estate and franchise industry experience.

Our strategy

Our goal is to be the leading provider of a broad range of world-class real estate and relocation services to our customers while increasing revenues and profitability across all of our businesses. Our business strategy is focused on the following initiatives:

•

Expand and grow our real estate franchise business:    We intend to grow our real estate franchise business by selling new franchises, establishing and/or purchasing new brands, assisting current franchisees with their acquisitions and helping franchisees recruit productive sales associates. The number of offices of our franchisees increased from 11,784 in 2003 to 14,887 in 2006, for a CAGR of 8.0%. According to NAR, in 2006 approximately 45% of sales associates in the U.S. worked at brokerages that are unaffiliated with a national or regional franchise system. We believe our franchise sales force will continue to effectively market our franchise systems to these unaffiliated brokerages. We also intend to continue to expand our international presence through the sale of international master franchise rights, which we utilized in 65 countries in 2006.

•

Effectively grow our company-owned real estate brokerage business through recruiting of sales associates and acquisitions:    We intend to continue to grow our company-owned real estate brokerage business both organically and through strategic acquisitions. To grow our business organically, our management will focus on working with office managers to recruit, retain and develop effective sales associates that can successfully engage and earn fees from new clients. We also intend to selectively open new offices and monitor existing offices to reduce storefront costs while increasing operating efficiency. We intend to continue to be opportunistic and identify and make acquisitions in markets where there is potential for growth or that otherwise serve our overall long-term strategy and goals. We can exert significant control over our free cash flow generation by reducing or increasing the amount we decide to spend annually on acquiring independent real estate brokerage operations. Our company-owned brokerage business has completed more than 335 acquisitions since its formation in 1997.

•

Increase our relocation services client base and service offerings:    We intend to grow our relocation services business through a combination of adding new clients, providing additional services to existing clients and providing new product offerings. We also will continue to expand our global relocation services in existing markets and explore opportunities in growing markets where our current and potential clients are placing employees by expanding our global network presence with third party sales associates. We believe our comprehensive suite of services enables us to meet our clients’ global relocation needs.

•

Expand our title and settlement services geographic coverage and capture rate:    We intend to grow our title and settlement services business through the completion of additional acquisitions, and increasing the number of title and settlement services offices that are located in or around our company-owned brokerage offices. We also intend to enter into contracts and ventures with our franchisees that will enable them to participate in the title and settlement services business. In 2006, our title and settlement services business had a 47% capture rate in our existing company-owned brokerage offices, and we believe this capture rate can be further increased. In addition, we believe that our strategy of acquiring additional company-owned brokerage offices should increase the number of homesale transactions serviced by our title and settlement services business and should increase our future profitability.

•

Utilize new technology:    According to NAR, 59% of all homebuyers frequently used the Internet and 21% of all homebuyers occasionally used the Internet in their search for a new home in 2006. In addition, many potential new customers use the Internet to perform research on real estate brokers. Recognizing this trend, we have increased and will continue to increase the percentage of our advertising dollars that are spent on Internet-based advertising relative to print ads and other traditional forms of advertising. We believe that our size and scale enable us to effectively leverage technologies across our franchised and proprietary brands. In addition, we intend to continue to identify, acquire and market new technologies that will be more responsive to our customers’ needs and should help our sales associates to become more efficient and successful. For example, our proprietary lead generation tool, LeadRouter, converts Internet customer inquiries into automated voice messages for sales associates and allows for real-time responses to inquiries. Our SearchRouter tool, which passes the search criteria from one of our national websites to local franchisees’ websites, allows customers to view all local listings, including non-Realogy listings. We believe that our ability to deliver more listings to the consumer encourages the use of our websites, which drives leads in our buy-side transactions. Both LeadRouter and SearchRouter are examples of valuable tools that have helped increase leads to sales associates in our franchises and company-owned brokerage offices.

•

Increase cross-selling opportunities arising from the value circle:    We will continue to take full advantage of our value circle and to increase revenues in all of our businesses by increasing our cross-selling opportunities. In 2006, we believe our value circle contributed to over 50% of our EBITDA. As part of this strategy, we will seek to increase the percentage of successful referrals that our relocation services business makes to franchised and company-owned brokerage offices through enhanced coordination as well as by maintaining a referral network that covers the entire U.S. We will also continue to evaluate opportunities to introduce new products and services that take full advantage of our value circle. For example, in 2006, our capture rate for selling mortgages through our recently formed PHH Home Loans joint venture was 18% in company-owned brokerage offices and we have implemented initiatives to further increase this capture rate.

•

Continue to retain our key sales associates and monitor our cost base:    We intend to continue to train, retain and incentivize our best performing sales associates to enhance revenues. In 2006, we retained 93% of our top quartile of sales associates and 84% of our total sales associates. We will continue to closely measure and monitor the performance of our network of offices, the adequacy of our staff level and infrastructure, and will focus on additional ways to further rationalize our cost base. For example, we realized $42 million of cost savings from our restructuring efforts in 2006 and we expect to reduce our fixed operating costs by approximately $81 million annually on a run-rate basis. We intend to continue to evaluate the profitability of our company-owned brokerage offices to improve overall operating margins.

Our separation from Cendant

On October 23, 2005, the Board of Directors of Cendant preliminarily approved a plan to separate Cendant into four separate companies—one for each of Cendant’s real estate services, travel distribution services, hospitality services (including timeshare resorts) and vehicle rental businesses. In furtherance of this plan, Cendant transferred all of the assets and liabilities of its real estate services businesses to Realogy, and on July 31, 2006, Cendant distributed all of the shares of our common stock held by it to the holders of Cendant common stock issued and outstanding as of the close of business on July 21, 2006, the record date for the distribution. Pursuant to the separation plan, Cendant also (i) distributed all of the shares of common stock of Wyndham Worldwide, the Cendant subsidiary that directly or indirectly held the assets and liabilities associated with Cendant’s hospitality services (including timeshare resorts) businesses, on July 31, 2006 and (ii) sold all of the common stock of Travelport, the Cendant subsidiary that directly or indirectly held the assets and liabilities associated with Cendant’s travel distribution services businesses, on August 23, 2006. Realogy common stock commenced “regular way” trading on the New York Stock Exchange (“NYSE”) under the symbol “H” on August 1, 2006.

Before our separation from Cendant, we entered into a separation and distribution agreement (the “Separation and Distribution Agreement”) and several other agreements with Cendant and Cendant’s other businesses to effect the separation and distribution and provide a framework for our relationships with Cendant and Cendant’s other businesses after our separation from Cendant. These agreements govern the relationships among us, Cendant, Wyndham Worldwide and Travelport subsequent to the completion of the separation plan and provide for the allocation among us, Cendant, Wyndham Worldwide and Travelport of Cendant’s assets, liabilities and obligations attributable to periods prior to our separation from Cendant. Under the Separation and Distribution Agreement, in particular, we were assigned 62.5% of certain contingent and other corporate assets, and assumed 62.5% of certain contingent and other corporate liabilities, of Cendant or its subsidiaries which are not primarily related to our business or the businesses of Wyndham Worldwide, Travelport or Cendant’s vehicle rental business, and Wyndham Worldwide was assigned 37.5% of such contingent and other corporate assets and assumed 37.5% of such contingent and other corporate liabilities.

The Transactions

On December 15, 2006, Domus Holdings Corp. (“Holdings”), Domus Acquisition Corp. and Realogy entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties agreed to the Merger subject to the terms and conditions therein. At the effective time of the Merger, each share of our common stock outstanding immediately prior to the Merger (other than shares held in treasury, shares held by Holdings, Domus Acquisition Corp. or any of our respective subsidiaries, shares as to which a stockholder has properly exercised appraisal rights and any shares which are rolled over by management) will be cancelled and converted into the right to receive $30.00 in cash. The Merger is subject to approval by the holders of not less than a majority of our common stock outstanding.

Pursuant to the equity commitment letter received by Holdings, investment funds affiliated with, or co-investment vehicles managed by, Apollo Management, L.P., including Apollo Investment Fund VI, L.P., will invest an aggregate of approximately $2.0 billion of equity in Holdings upon consummation of the Merger (the “Equity Investment”). Certain members of our management are also expected to contribute cash or rollover equity to finance a portion of the Merger (with such management investment correspondingly reducing the equity investment to be made by Apollo) (collectively, the “Equity Investment”).

The Merger will be financed by borrowings under our new senior secured credit facility, the issuance of the new term debt, the Equity Investment and cash on hand. In addition, we will refinance the credit facilities governing our relocation securitization programs (the “Securitization Facilities Refinancings,” and the credit facilities as refinanced, the “Securitization Facilities”).

As used herein, the term “Transactions” refers to, collectively, (i) the Merger, (ii) the issuance of the new term debt, (iii) the initial borrowings under our new senior secured credit facility, including our synthetic letter of credit facility, (iv) the Equity Investment, and (v) the Securitization Facilities Refinancing.

*        *        *        *

Sources and uses of funds

The following table sets forth the estimated sources and uses of the funds for the Transactions. The actual amounts may differ depending on the fees and expenses incurred in connection with the Transactions.

(In millions)
Sources of funds		Uses of funds

Cash on hand(1)(2)(3)	$320	Purchase price(2)	$6,701
Revolving credit facility(1)(3)	206	Refinancing existing term loans(7)	600
Term loan facility(4)	1,950	Existing Senior Notes(5)	1,200
Existing Senior Notes(5)	1,200	Fees and expenses(8)	325
New term debt	3,150
Contributed equity(6)	2,000

Total sources of funds	$8,826	Total uses of funds	$8,826

(1)	We will use $320 million of cash on hand to complete the Transactions. As of December 31, 2006, we had $399 million of cash and cash equivalents on hand. Such amount included approximately $60 million of cash held by our title and settlement services business that is not available to be used to finance the Transactions. However, our businesses are subject to seasonal fluctuations and our cash on hand prior to the Transactions may be lower than our balance as of December 31, 2006. To the extent there is a shortfall, our borrowings under the new revolving credit facility will be increased by any such cash shortfall.

(2)	The purchase price is estimated based on 217.7 million shares of common stock outstanding as of March 9, 2007 at $30 per share, plus net value of $4 million attributable to stock appreciation rights (with net value equal to the difference between the Merger consideration of $30 per share and the $26.10 exercise price per share), $76 million attributable to restricted stock units and $297 million of in-the-money stock options less $207 million attributable to the exercise price of such options at a weighted average exercise price of $20.96. To the extent options have been exercised after March 9, 2007 and prior to the closing of the Transactions, the purchase price will be increased on average by $20.96 per exercised option and cash on hand will increase by the same amount.

(3)	On the closing date of the Transactions, we expect that we will borrow approximately $206 million under the new revolving credit facility. We expect that borrowing availability under the new revolving credit facility immediately following the Transactions will be $544 million. Amounts available under the new revolving credit facility may be used to pay expenses related to the Transactions and for permitted acquisitions and investments and for general corporate purposes.

(4)	We expect to use $1,950 million of our new $3,170 million term loan facility to finance the Transactions. The remaining $1,220 million will be available under a delayed draw subfacility of our new term loan facility. The borrowings under the delayed draw subfacility may only be used to refinance the Existing Senior Notes (as defined in note (5) below).

(5)	Consists of (a) $250 million aggregate principal amount of Floating Rate Senior Notes due 2009 (the “2009 Senior Notes”), (b) $450 million aggregate principal amount of 6.15% Senior Notes due 2011 (the “2011 Senior Notes”) and (c) $500 million aggregate principal amount of 6.50% Senior Notes due 2016 (the “2016 Senior Notes,” and together with the 2009 Senior Notes and the 2011 Senior Notes, the “Existing Senior Notes”). Upon consummation of the Transactions, the Existing Senior Notes will be equally and ratably secured with our new senior secured credit facility with respect to assets of Realogy and its significant subsidiaries.

(6)	Represents the issuance of $2.0 billion of Holdings’ common stock to affiliates of Apollo (including through co-investment vehicles) and/or to members of our management, which will be contributed by Holdings to us and treated as a contribution to our equity.

(7)	Upon closing of the Transactions, we will use proceeds to repay $600 million of borrowings under the existing term loan facility.

(8)	Reflects our estimate of discounts, fees and expenses payable by us in connection with the Transactions, including the initial purchasers’ discount, financing fees, advisory fees, transaction fees paid to affiliates of Apollo, employee retention, supplemental bonus, post-retirement benefits and other transaction costs and professional fees.

As part of the Transactions, we expect that our new senior secured credit facility will also provide for a six-and-a-half-year, $600 million synthetic letter of credit facility. The synthetic letter of credit facility will be used to post a letter of credit to secure the fair value of our obligations in respect of Cendant’s contingent and other liabilities we assumed under the Separation and Distribution Agreement and up to $100 million for general corporate purposes.

In addition, as part of the Transactions, we will be refinancing our relocation securitizations programs. As of December 31, 2006, we had borrowing capacity of $700 million under our Apple Ridge Funding LLC securitization program, $125 million under our Kenosia Funding LLC securitization program (which was increased to $175 million as of February 28, 2007) and $196 million under our UK Relocation Receivables Funding Limited securitization program (with $893 million outstanding under such programs as of December 31, 2006). In connection with the Transactions, we expect to increase the capacity under the Apple Ridge Funding LLC securitization program to $850 million. We expect borrowing capacity under the relocation securitization programs immediately following the Transaction will be approximately $1,225 million, subject to having the requisite relocation asset base.

Summary historical and unaudited pro forma financial data

The following table presents our summary historical consolidated and combined financial data and our summary unaudited pro forma condensed consolidated financial data and operating statistics. The consolidated and combined statement of income data for each of the years in the three-year period ended December 31, 2006 and the consolidated and combined balance sheet data as of December 31, 2006 and 2005 have been derived from our audited consolidated and combined financial statements. The combined balance sheet data as of December 31, 2004 is derived from our audited combined financial statements.

The following unaudited pro forma condensed consolidated financial data have been prepared to give effect to (i) the Separation, (ii) the Existing Senior Notes Offering and (iii) the Transactions. The balance sheet data assume that the Transactions occurred on December 31, 2006 and the statement of income data assume that the Separation, the Existing Senior Notes Offering and the Transactions occurred on January 1, 2006. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable; however, these adjustments are subject to change. The unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position would have been if the Separation, the Existing Senior Notes Offering and the Transactions had occurred as of the dates indicated or what such results will be for future periods. Because the data in this table are only summary and do not provide all of the data contained in our unaudited pro forma condensed consolidated financial statements, the information should be read in conjunction with “Unaudited pro forma condensed consolidated financial statements.” The summary historical consolidated and combined financial data and summary unaudited pro forma condensed consolidated financial data should also be read in conjunction with our audited consolidated and combined financial statements.

	Pro Forma As of or For the Year Ended December 31, 2006	Historical
(In millions, except ratios and operating statistics)		As of or For the Year Ended December 31,
		2006	2005	2004

Statement of income data:
Revenues:
Gross commission income	$4,965	$4,965	$5,666	$5,197
Service revenue	854	854	764	707
Franchise fees	472	472	538	477
Other	193	201	171	168

Net revenues	6,484	6,492	7,139	6,549

Expenses:
Commission and other agent-related costs	3,335	3,335	3,838	3,494
Operating	1,799	1,799	1,642	1,498
Marketing	291	291	282	265
General and administrative	243	218	204	177
Former parent legacy costs (benefit), net(1)	(38)	(38)	—	—
Separation costs(2)	—	66	—	—
Restructuring costs(3)	46	46	6	—
Depreciation and amortization(4)	216	142	136	120
Interest expense(5)	634	57	5	4
Interest income	(16)	(28)	(12)	(10)

Total expenses	6,510	5,888	6,101	5,548

Income (loss) before income taxes and minority interest	(26)	604	1,038	1,001
Provision (benefit) for income taxes	(9)	237	408	379
Minority interest, net of tax(6)	2	2	3	4

Net income	$(19)	$365	$627	$618

Other financial data:
Cash flow provided by operating activities		$245	$617	$703
Cash flow used in investing activities		(310)	(423)	(271)
Cash flow provided by (used in) financing activities		427	(216)	(405)

EBITDA(7)	$808	$775	$1,167	$1,115
EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs	816	853	1,173	1,115
Adjusted EBITDA(7)	925
Capital expenditures		130	131	87
Ratio of Adjusted EBITDA to cash interest expense(8)	1.5x

Balance sheet data:
Total assets(9)	$12,487	$6,668	$5,439	$5,015
Long-term debt (including current portion)(10)	6,528	1,800	—	—
Stockholders’ equity(11)	2,000	2,483	3,567	3,552

Segment operating statistics:
Real estate franchise services
Closed homesale sides-franchisees(12)(13)		1,515,542	1,848,000	1,814,165
Average homesale price (13)(14)		$231,664	$224,486	$197,547
Average homesale brokerage commission rate(13)(15)		2.47%	2.51%	2.56%
Net effective royalty rate(13)(16)		4.87%	4.69%	4.69%
Royalty per side(17)		$286	$271	$247
Company owned real estate brokerage services(18)
Closed homesale sides(12)		390,222	468,248	488,658
Average homesale price(14)		$492,669	$470,538	$407,757
Average homesale brokerage commission rate(15)		2.48%	2.49%	2.53%
Gross commission income per side(19)		$12,691	$12,100	$10,635
Relocation Services
Initiations(20)		130,764	121,717	115,516
Referrals(21)		84,893	91,787	89,416
Title and Settlement Services
Purchasing title and closing units(22)		161,031	148,316	144,699
Refinance title and closing units(23)		40,996	51,903	55,909
Average price per closing unit(24)		$1,405	$1,384	$1,262

(1)	Represents benefits of $38 million related to (i) the realization of certain Cendant contingent assets ($3 million) and (ii) the adjustment of certain Cendant contingent liabilities ($47 million), offset by (iii) legal and other professional expenses ($12 million) primarily related to the administration of the Cendant contingent assets and liabilities.

(2)	Represents costs incurred during 2006 in connection with our separation from Cendant relating to the non-cash charges for the accelerated vesting of certain Cendant equity awards and the conversion of Cendant equity awards into Realogy equity awards and legal, accounting and other advisory fees.

(3)	Represents charges recorded in 2006 to implement strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The 2006 charges represented facility consolidation expenses, employee separation costs and asset impairment charges. In 2005, restructuring costs represented restructuring activities initiated as a result of the PHH spin-off.

(4)	2006, 2005 and 2004 includes $14 million, $23 million and $16 million of amortization of pendings and listings intangible assets of acquired brokerages, which are amortized over the estimated closing period of the underlying contracts and homes listed for sale, which is generally four to five months.

(5)	Interest expense does not include interest relating to our relocation securitization programs, which is recorded as a reduction of other revenues, as related borrowings are utilized to fund relocation receivables and advances and properties held for sale within our relocation business where interest is generally earned on such assets.

(6)	Represents the portion of consolidated entities not owned by Realogy in our title and settlement services segment.

(7)	EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for secured assets and secured obligations), income taxes and minority interest, each of which is presented in our audited consolidated and combined statements of income included elsewhere herein. Adjusted EBITDA is calculated by adjusting EBITDA by the items described below. We believe EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA are measures used by our management, including our chief operating decision maker, to perform such evaluation, and are factors in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with U.S. generally accepted accounting principles. Our presentation of EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA to net income is included in the table below.

We believe EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. In addition, Adjusted EBITDA as presented in this table corresponds to the definition of EBITDA used in the new senior secured credit facility and our new term debt to test the permissibility of certain types of transactions, including debt incurrence.

EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•

EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA do not reflect changes in, or cash requirement for, our working capital needs;

•

EBITDA , EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA do not reflect our interest expense (except for interest related to our secured relocation obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•

EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA do not reflect our income tax expense or the cash requirements to pay our taxes;

•

EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•

other companies in our industry may calculate EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs, and merger costs and Adjusted EBITDA differently so they may not be comparable.

A reconciliation of pro forma net income to EBITDA, EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs and Adjusted EBITDA is set forth in the following table:

		Historical
	Pro Forma For the Year Ended December 31, 2006	For the Year Ended December 31,
(In millions)		2006	2005	2004

Net income (loss)	$ (19)	$365	$ 627	$ 618
Minority interest, net of tax	2	2	3	4
Provision (benefit) for income taxes	(9)	237	408	379

Income (loss) before income taxes and minority interest	(26)	604	1,038	1,001
Interest expense (income), net	618	29	(7)	(6)
Depreciation and amortization	216	142	136	120

EBITDA	$808	$775	$1,167	$1,115
Former parent legacy costs, separation costs, restructuring costs and merger costs(a)	8	78	6	—

EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs	$816	$853	$1,173	$1,115
Integration and conversion costs(b)	3
Non-cash stock based compensation(c)	23
Pro forma proceeds from contingent tax assets(d)	13
Pro forma cost savings(e)	39
Non-cash rent expense(f)	4
Sponsor fees(g)	12
Minority interest(h)	(2)
Purchase accounting impacts to EBITDA(i)	(1)
Pro forma effect of NRT acquisitions and RFG new franchisees(j)	18

Adjusted EBITDA	$925

(a)	On a pro forma basis for the year ended December 31, 2006, consists of $46 million of restructuring costs offset by a benefit of $38 million for former parent legacy matters. On a historical basis for the year ended December 31, 2006, consists of $66 million of separation costs, $46 million of restructuring costs and $4 million of merger costs offset by a benefit of $38 million for former parent legacy matters. In each case, such benefit consisted of (i) the realization of certain Cendant contingent assets ($3 million) and (ii) the adjustment of certain Cendant contingent liabilities ($47 million), offset by (iii) legal and other professional expenses ($12 million) primarily related to the administration of the Cendant contingent assets and liabilities. For the year ended December 31, 2006, total segment EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs was $864 million, which is defined as EBITDA before former parent legacy costs, separation costs, restructuring costs and merger costs excluding $11 million of unallocated corporate expense.

(b)	Represents the elimination of integration and conversion costs related to NRT acquisitions.

(c)	Represents the elimination of a non-cash stock based compensation expense. Such amount excludes accelerated stock compensation costs incurred in connection with the Separation and related costs of converting certain awards to those of Realogy. These costs (approximately $51 million) are included in separation costs and eliminated in the unaudited pro forma condensed consolidated statement of income.

(d)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. WEX is required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes offered hereby. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us. The adjustment represents the full year effect of these projected tax savings payments that we expect to receive under this arrangement.

(e)	Represents actual costs incurred during 2006 that are not expected to recur in future periods due to restructuring activities initiated during the year ended December 31, 2006 and are attributable to (i) head count reductions ($16 million) and related benefits ($5 million), (ii) reduction in lease costs ($11 million) and other store-based costs, net ($4 million) and (iii) other operating costs ($3 million) resulting from the rationalization of the NRT store base and other restructuring initiatives in 2006. See “Note 12—Separation and restructuring costs” in our audited consolidated and combined financial statements.

(f)	Represents the elimination of estimated non-cash rent expense.

(g)	Represents the elimination of annual management fees to Apollo.

(h)	Represents the exclusion of non-cash minority interest earnings.

(i)	Represents the elimination of lower pension expense due to the effects of purchase accounting.

(j)	Represents the full year estimated impact of acquisitions made by NRT ($6 million) and RFG new franchise contracts ($12 million) as if they have been acquired or signed, respectively, on January 1, 2006. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts on January 1, 2006.

(8)	For the year ended December 31, 2006, on a pro forma basis, cash interest would have been $613 million. Cash interest excludes amortization of deferred financing costs of $24 million and the amortization of bond premium of $3 million arising from the estimated step up in fair value of the Existing Senior Notes and interest expense relating to our secured relocation obligations (which interest expense is recorded as a reduction to revenues). Amortization of bond premium has the effect of reducing interest expense.

(9)	Total assets includes relocation receivables and advances, relocation properties held for sale and other related assets that collateralize (or are available to collateralize) our relocation securitization programs. The assets collateralizing (or available to collateralize) our relocation securitization programs are reflected on our balance sheet as relocation receivables and advances and relocation properties held for sale, net, which we refer to collectively as “secured relocation assets.” Obligations under our relocation receivables programs are reflected in our balance sheet as current liabilities under the line item “secured obligations.” See “Note 9—Long and short term debt” in our audited consolidated and combined financial statements.

(10)	Long-term debt does not include obligations under our relocation receivable programs, which are reflected in our balance sheet as liabilities under the line item “secured obligations.” Our secured relocation obligations arise under three programs in which a bankruptcy remote special purpose entity borrows from one or more commercial paper conduits and uses the proceeds to purchase relocation receivables and related assets originated by Cartus Corporation and certain of its subsidiaries. A performance guaranty is provided by Realogy. As of December 31, 2006, our balance sheet reflected $1,190 million of secured relocation assets collateralizing the smaller $893 million of secured obligations. See “Note 9—Long and short term debt” in our audited consolidated and combined financial statements. Pro forma total debt does include an additional $22 million over the principal amount outstanding due to the estimated step up in the fair value of the Existing Senior Notes. Secured relocation obligations and the write up to fair value of the Existing Senior Notes will each be excluded from the definition of Indebtedness in the new term debt.

(11)	For the periods January 1, 2004 through December 31, 2005, this represents Cendant’s net investment (capital contributions and earnings from operations less dividends) in us and accumulated other comprehensive income. In 2006, stockholders’ equity decreased $1,084 million driven by $2,183 million of net distribution payments made to Cendant related to our separation from Cendant and our repurchase of $884 million (approximately 38 million shares) of our common stock offset by $1,454 million of distributions from Cendant’s sale of Travelport and net income earned during the year ended December 31, 2006.

(12)	A closed homesale side represents either the “buy” side or the “sell” side of a homesale transaction.

(13)	These amounts include only those relating to third-party franchisees and do not include amounts relating to the company-owned real estate brokerage services segment.

(14)	Represents the average selling price of closed homesale transactions.

(15)	Represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction.

(16)	Represents the average percentage of our franchisees’ commission revenues (excluding NRT) paid to the Real Estate Franchise Services segment as a royalty.

(17)	Represents net domestic royalties earned from our franchisees (excluding NRT) divided by the total number of our franchisees’ closed homesale sides.

(18)	Our real estate brokerage business has a significant concentration of offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts. The real estate franchise business has franchised offices that are more widely dispersed across the United States than our real estate brokerage operations. Accordingly, operating results and homesale statistics may differ between our brokerage and franchise businesses based upon geographic presence and the corresponding homesale activity in each geographic region.

(19)	Represents gross commission income divided by closed homesale sides.

(20)	Represents the total number of transferees served by the relocation services business.

(21)	Represents the number of referrals from which we earned revenue from real estate brokers.

(22)	Represents the number of title and closing units processed as a result of a home purchase.

(23)	Represents the number of title and closing units processed as a result of homeowners refinancing their home loans.

(24)	Represents the average fee we earn on purchase title and refinancing title units.

Between January 1, 2004 and December 31, 2006, we completed a number of acquisitions, the results of operations and financial position of which have been included from their acquisition dates forward. See “Note 4—Acquisitions” to our audited consolidated and combined financial statements for a discussion of the acquisitions made in the annual periods ended 2006, 2005 and 2004, respectively.

Risk Factor

A decline in the number of homesales and/or prices could adversely affect our revenues and profitability and we forecast a significant decline in our results in 2007 compared to 2006.

During the first half of this decade, based on information published by NAR, existing homesales volumes rose to their highest levels in history. That growth rate has reversed in 2006 and FNMA and NAR are both reporting, as of March 2007, an 8% decrease in the number of existing homesale sides during 2006 compared to 2005. Our recent financial results confirm this trend as evidenced by homesale unit declines in our real estate franchise services and company-owned real estate brokerage services businesses during 2006 compared to 2005. For 2006, our real estate franchise services and company-owned real estate brokerage services businesses experienced, including acquisitions, closed homesale unit decreases of 18% and 17%, respectively, compared to 2005 and FNMA and NAR each forecasts, as of March 2007, a decline of 8% and of 1%, respectively, in existing homesales during 2007 compared to 2006.

Based upon information published by NAR, from 2000 to 2005, the national median price of existing homes increased at a compound annual growth rate, or CAGR, of 8.9% compared to a CAGR of 6.4% from 1972 to 2006, and in 2004 and 2005, the annual increases were 9.3% and 12.4%, respectively. That rate of increase slowed significantly in 2006 and FNMA and NAR are both reporting, as of March 2007, a 1% increase in the national median homesale price of existing homes for 2006 as compared to 2005. Our 2006 results confirmed that the growth in the average price of homes sold slowed in comparison to 2005 and we expect this trend to continue throughout 2007. FNMA and NAR also expect this trend will continue as they are forecasting, as of March 2007, a decrease of 2% and an increase of 1%, respectively, in the national median price of existing homes during 2007.

Management estimates that our EBITDA, segment EBITDA and Adjusted EBITDA for 2007 will be significantly lower than our EBITDA, segment EBITDA and Adjusted EBITDA for 2006 as a result of the forecasted decline in 2007 existing homesales and potential decline in prices and the resulting impact on each of our business segments. You should consider these factors in evaluating and reviewing the performance measures herein, which are based on 2006 results of operations.

The residential real estate market tends to be cyclical and typically is affected by changes in general economic conditions which are beyond our control. Any of the following could have a material adverse effect on our business by causing a general decline in the number of homesales and/or prices which, in turn, could adversely affect our revenues and profitability:

•	periods of economic slowdown or recession;

•	rising interest rates and general availability of mortgage financing;

•	adverse changes in local or regional economic conditions;

•	a decrease in the affordability of homes;

•	more stringent lending standards for home mortgages;

•	local, state and federal government regulation;

•	shifts in populations away from the markets that we or our franchisees serve;

•

tax law changes, including potential limits or elimination of the deductibility of certain mortgage interest expense, the application of the alternative minimum tax, real property taxes and employee relocation expenses;

•	decreasing home ownership rates;

•	declining demand for real estate;

•	a negative perception of the market for residential real estate;

•	commission pressure from brokers who discount their commissions;

•	acts of God, such as hurricanes, earthquakes and other natural disasters; and/or

•	an increase in the cost of homeowners insurance.

A sustained decline in existing homesales, any resulting sustained decline in home prices or a sustained or accelerated decline in commission rates charged by brokers, could adversely affect our results of operations by reducing the royalties we receive from our franchisees and company- owned brokerages, reducing the commissions our company-owned brokerage operations earn, reducing the demand for our title and settlement services, reducing the referral fees earned by our relocation services business and increasing the risk that our relocation services business will suffer losses in the sale of homes relating to its “at risk” homesale service contracts (i.e., where we purchase the transferring employee’s home and assume the risk of loss in the resale of such home). For example, in 2006, a 100 basis point (or 1%) decline in either our homesale sides or the average selling price of closed homesale transactions would have decreased EBITDA by $4 million for our real estate franchise services segment and $15 million for our company-owned real estate brokerage services segment.

Unaudited pro forma condensed consolidated

financial statements

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2006 and the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 have been derived from our historical consolidated and combined financial statements and give effect to the Transactions as if they had occurred on December 31, 2006 for purposes of the pro forma condensed consolidated balance sheet and give effect to the Separation, the Existing Senior Notes Offering and the Transactions as if they occurred on January 1, 2006 for purposes of the pro forma condensed consolidated statement of income.

The unaudited pro forma condensed consolidated financial statements have been adjusted with respect to certain aspects of our separation from Cendant (the “Separation”) and the Existing Senior Notes Offering to reflect:

•	the estimated incremental costs associated with operating as a separate independent company in excess of amounts previously recorded for the period prior to spin-off;

•	the elimination of certain costs and interest income relating to the Separation; and

•

the estimated incremental interest expense associated with the $600 million of borrowings under the existing term loan facility and $1,200 million principal amount of the Existing Senior Notes, which is calculated based upon current interest rates being utilized for each of the facilities.

The unaudited pro forma condensed consolidated financial statements have been adjusted with respect to the Transactions to reflect:

•	the Merger to be closed simultaneously with the closing of this offering;

•

changes in assets and liabilities (as discussed in more detail below) to record their preliminary estimated fair values at the date of the closing of the Merger and changes in certain expenses resulting therefrom;

•	additional indebtedness incurred in connection with the Transactions;

•	the estimated transaction fees and debt issuance costs incurred as a result of the Merger and related financings;

•	a reduction of certain public company costs that will no longer be incurred following the Transactions;

•	changes in interest rates as a result of the Relocation Securitization Refinancings;

•	the increase in interest expense resulting from additional indebtedness incurred in connection with the Transactions; and

•	the utilization of proceeds to redeem $600 million of borrowings under the existing term loan facility.

The acquisition of Realogy will be accounted for, and is presented in the unaudited pro forma condensed consolidated financial information, as a business combination using the purchase method of accounting prescribed in SFAS No. 141 “Business Combinations.” The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair value of certain of the assets acquired (principally trademarks, franchise agreements, pending and listing assets and customer relationships) and liabilities assumed, available information and management assumptions, and will be revised based upon final calculations. We have not estimated the fair value of certain assets and liabilities, including, but not limited to property and equipment (including software developed for internal use), deferred revenue, lease contracts and relocation properties. The purchase price allocation will be completed with the assistance of an independent third party valuation firm as soon as practicable, but no later than 12 months following the closing of the Transactions to determine the fair value of the assets and liabilities with respect to which an analysis of fair value has not been performed and to finalize the preliminary valuation reflected in the unaudited pro forma condensed consolidated financial statements. This final valuation will be based on the actual net tangible and intangible assets and liabilities that existed as of the closing date of the Transactions. Revisions to the preliminary purchase price allocation and any change to the financing of the Transactions may have a significant impact on the pro forma condensed consolidated financial information, including total assets, total liabilities, stockholders’ equity, revenues, operating expenses and the income tax provision, and such revisions may be material to our results of operations.

The unaudited pro forma condensed consolidated statement of income does not give effect to the following non-recurring items that will be realized in connection with the Transactions: (i) the revaluation of deferred revenue expected to impact revenue recognized in the twelve months following the closing of the Transactions (our balance sheet reflects $107 million of deferred revenues as of December 31, 2006 and any purchase accounting adjustment will be to reduce our deferred revenue balance as of the closing date of the Transactions to an amount reflective of the fair value of our legal obligations to perform additional services), (ii) the amortization of a pendings and listings intangible asset that will be recognized in the opening balance sheet and will be amortized over a 4 to 5 month period following the closing date of the Transactions, (iii) $25 million of employee retention and supplemental bonus payments to be paid in connection with the Transactions, (iv) the expense and funding of certain executive Separation and post-retirement benefits in the amount of $50 million, (v) non-cash expense related to the acceleration of vesting of equity awards in connection with the Transactions in the amount of $60 million and (vi) other transaction expenses that cannot be capitalized. In addition, the unaudited pro forma condensed consolidated financial statements do not give effect to certain of the adjustments reflected in our Adjusted EBITDA, as presented under Note 7 to the table set forth in “Summary—Summary historical and unaudited pro forma financial data.”

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

Management believes that the assumptions used to derive the unaudited pro forma condensed consolidated financial statements are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed consolidated financial statements have been provided for informational purposes only and are not necessarily indicative of the financial condition or results of future operations or the actual financial condition or results that would have been achieved had the Transactions occurred on the dates indicated. These unaudited pro forma condensed consolidated financial statements (together with the footnotes thereto) should be read in conjunction with the information provided under the sections entitled “Summary—Summary historical and unaudited pro forma financial data,” and our audited consolidated and combined financial statements and accompanying notes thereto.

Realogy Corporation

Unaudited pro forma condensed

consolidated balance sheet

December 31, 2006

(In millions)	Historical	Pro Forma Adjustments		Pro Forma

Assets
Current assets:
Cash and cash equivalents	$399	$(320	)(a)	$79
Trade receivables	128	—		128
Relocation receivables, net	976	—		976
Relocation properties held for sale, net	197	—		197
Deferred income taxes	106	—		106
Due from former parent	120	—		120
Other current assets	163	—		163

Total current assets	2,089	(320)		1,769

Property and equipment, net	342	—		342
Deferred income taxes	250	(250	)(b)	—
Goodwill	3,326	1,191	(c)	4,517
Intangible assets, net	422	4,995	(d)	5,417
Due from former parent	16	—		16
Other non-current assets	223	20	3 (e)	426

Total assets	$6,668	$5,819		$12,487

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$155	$—		$155
Current portion of long-term debt	—	20	(f)	20
Secured obligations	893	—		893
Due to former parent	648	—		648
Accrued expenses and other current liabilities	545	—		545

Total current liabilities	2,241	20		2,261

Long-term debt	1,800	4,708	(f)	6,508
Deferred tax liabilities	—	1,524	(b)	1,524
Other non-current liabilities	144	50	(g)	194

Total liabilities	4,185	6,302		10,487

Total stockholders’ equity	2,483	(483	)(h)	2,000

Total liabilities and stockholders’ equity	$6,668	$5,819		$12,487

See Notes to Unaudited pro forma condensed consolidated balance sheet

Notes to the Unaudited pro forma condensed consolidated balance sheet

(in millions)

(a)	Reflects the estimated net effect to cash from (i) the proceeds from the issuance of debt in the amount totaling $5,306 million (consisting of borrowings of $206 million under the new revolving credit facility, borrowings of $1,450 million under the new term loan facility and $3,150 million principal amount of new term debt), (ii) the proceeds from the issuance of $2,000 million of Holdings’ common stock to affiliates of Apollo (including through co-investment vehicles) and/or to members of management, which proceeds will be contributed by Holdings to us and treated as a contribution to our equity, (iii) the payment of estimated discounts, fees and expenses totaling $325 million, (iv) the use of cash in the Transactions to pay the purchase price of $6,701 million and (v) the repayment of $600 million under the existing term loan facility. The purchase price is estimated based on 217.7 million shares of common stock outstanding as of March 9, 2007 at $30 per share, plus net value of $4 million attributable to stock appreciation rights (with net value equal to the difference between the Merger consideration of $30 per share and the $26.10 exercise price per share), $76 million attributable to restricted stock units and $297 million of in-the-money stock options less $207 million attributable to the exercise price of such options at a weighted average exercise price of $20.96. To the extent options have been exercised after March 9, 2007 and prior to the closing of the Transactions, the purchase price will be increased on average by $20.96 per exercised option and cash on hand will increase by the same amount.

(b)	Reflects (i) the recognition of deferred tax liabilities of $1,948 million on the step up of the intangible assets of $4,995 million, (ii) the write off of historical deferred tax liabilities of $166 million related to previously tax deductible goodwill and (iii) the recognition of a deferred tax asset of $8 million related to the fair value adjustment to the Existing Senior Notes. As Realogy is a U.S. based corporation, we have utilized an estimated combined federal and state statutory tax rate of 39% to both compute the deferred tax assets and liabilities and to record the estimated tax expense or benefit of the Transactions. The purchase price allocation may change upon our receipt of more detailed information and the finalization of the purchase price allocation, which would change the estimated tax effect and deferred tax assets associated with the preliminary purchase price allocation.

(c)	Reflects preliminary adjustment to record the assets acquired and liabilities assumed at their estimated fair values. The assets and liabilities’ estimated values have been based on a preliminary purchase price of $6,701 million. Allocation of the purchase price was performed using information currently available. The purchase price allocation will change materially upon our receipt of more detailed information. The preliminary purchase price allocation is as follows:

(in millions)

Costs of Realogy Acquisition
Cash paid		$6,701
Transaction costs (i)		275

Total costs of acquisition		6,976

Net assets acquired
Historical book value of net assets	$2,483
Less: estimated company transaction costs (i)	(50)
Write-off of historical goodwill	(3,326)
Write-off of deferred financing costs	(12)
Deferred income tax	166

		(739)

Excess of costs of acquisition over net assets acquired		$7,715

Allocated to:
Goodwill		$4,517
Intangible assets, net		4,995
Premium on debt assumed		(22)
Deferred financing fees		165
Deferred income taxes		(1,940)

		$7,715

(i)	Reflects the $325 million of estimated transaction fees and debt issuance costs to be paid at closing of the Transactions. The payment of $50 million in separation benefits (including post-termination consulting obligations under existing employment obligations) is not capitalizable and would be recorded as an expense by the Company.

The adjustment to goodwill of $1,191 million is comprised of the write-off of historical Realogy goodwill of $3,326 million plus estimated goodwill to be acquired in the acquisition of $4,517 million.

(d)	Reflects preliminary adjustment to record the identifiable intangible assets valued at their estimated fair values. The identifiable intangible assets and estimated values have been based on a preliminary purchase price allocation. The purchase price allocation to identified intangible assets may change upon our receipt of more detailed information and finalization of the purchase price allocation and such changes may be significant. These identifiable intangible assets consist of the following:

(In millions)

Definite-lived intangible assets
Real estate franchise agreements (estimated life 30 years)	$2,425
Customer relationships—Cartus (estimated life 14 years)	105
Pendings and listings (estimated life 4 to 5 months)	275

2,805

Indefinite-lived intangible assets
Trademark and trade names	1,027
Real estate franchise agreement—NRT	1,585

2,612

Total intangible assets	5,417
Less: Historical value of intangibles	(422)

Pro forma adjustment	$4,995

(e)	Reflects adjustment to other assets resulting from (i) $165 million of debt issuance costs incurred in connection with the Transactions, (ii) the recognition of $50 million of certain Separation and post-retirement benefits to be funded and expensed in connection with the Transactions and deposited into a rabbi trust and (iii) the write off of $12 million of deferred financing costs relating to the repayment of our existing term loan facility and the refinancing of the relocation securitization programs.

(f)	Reflects (i) the assumed draw down at closing in the amount of $206 million under our new revolving credit facility, (ii) the incurrence of $1,950 million under our new term loan facility, (iii) the issuance of $3,150 million of new term debt, (iv) the step up in the fair value of the 2011 Senior Notes and the 2016 Senior Notes of $22 million (such notes were trading at a price of 102 as of March 22, 2007), less (iv) the repayment of our existing term loan facility in the amount of $600 million. Of these amounts, $20 million is presented as a current liability, reflecting our annual obligation to repay 1% of the new term loan facility.
(g)	Reflects the recognition of $50 million of certain Separation and post-retirement benefits to be funded and expensed in connection with the Transactions and deposited into a rabbi trust.

(h)	Reflects (i) elimination of Realogy’s historical equity accounts at acquisition, and (ii) the issuance of $2,000 million of Holdings’ common stock to affiliates associated with Apollo (including through co-investment vehicles) and/or to members of our management, which will be contributed to our equity.

Realogy Corporation

Unaudited pro forma combined condensed

statement of income

For the year ended December 31, 2006

(In millions)	Historical	2006 Separation and 2006 Senior Note Offering		Subtotal	Transactions		Pro Forma

Revenues
Gross commission income	$4,965	$—		$4,965	$—		$4,965
Service revenue	854	—		854	—		854
Franchise fees	472	—		472	—		472
Other	201	—		201	(8	)(f)	193

Net revenues	6,492	—		6,492	(8)		6,484

Expenses
Commission and other agent-related costs	3,335	—		3,335	—		3,335
Operating	1,799	—		1,799	—		1,799
Marketing	291	—		291	—		291
General and administrative	218	26	(a)	244	(1	)(g)	243
Cendant residual costs	(38)	—		(38)	—		(38)
Separation costs	66	(66	)(b)	—	—		—
Restructuring costs	46	—		46	—		46
Depreciation and amortization	142	3	(c)	145	71	(h)	216
Interest expense	57	63	(d)	120	514	(i)	634
Interest income	(28)	12	(e)	(16)	—		(16)

Total expenses	5,888	38		5,926	584		6,510

Income (loss) before income taxes and minority interest	604	(38)		566	(592)		(26)
Provision (benefit) for income taxes	237	(15	) (j)	222	(231	) (j)	(9)
Minority interest, net of tax	2	—		2	—		2

Net income (loss)	$365	$(23)		$342	$(361)		$(19)

See Notes to Unaudited pro forma combined condensed statements of income.

Notes to Unaudited pro forma condensed consolidated statement of income

(in millions)

(a)	Reflects the incremental costs to operate as a separate public company for the period from January 1, 2006 through July 31, 2006 in excess of actual costs incurred. The adjustment is based on estimated annual costs of $127 million to operate as a separate public company offset by historical costs reflected in our financial statements as follows: $51 million of costs and allocations for the period prior to the Separation and $50 million of costs incurred following the Separation.

The estimated annual costs associated with operating as a separate company of $127 million for the year ended December 31, 2006 includes: (i) $21 million related to executive compensation, (ii) $41 million related to finance and accounting costs, (iii) $11 million related to legal fees, (iv) $24 million related to information technology, (v) $19 million related to facilities, (vi) $6 million related to human resources and (vii) $5 million of other miscellaneous costs.

See “Risk factors—Risks relating to our separation from Cendant” and “Certain relationships and related party transactions—Related party transactions with Cendant prior to our separation from Cendant.”

(b)	Reflects the elimination of non-recurring costs incurred in connection with the Separation, comprised of (i) $51 million of non-cash charges for the accelerated vesting of certain Cendant equity awards ($40 million) and the conversion of Cendant equity awards into Realogy equity awards ($11 million) and (ii) $15 million of legal, accounting and other advisory fees incurred in connection with the Separation.

(c)	Represents incremental depreciation and amortization we would have incurred as a separate public company for the period prior to the Separation based upon Cendant corporate assets allocated to the Company upon the Separation.

(d)	Represents incremental annual cash interest expense in the amount of $61 million on the (i) $600 million of existing term loan borrowings in connection with the Separation on July 31, 2006 for the period from January 1, 2006 to July 27, 2006 and (ii) $1,222 million of borrowings in connection with the Existing Senior Notes Offering on October 20, 2006 for the period from January 1, 2006 to October 19, 2006. The adjustment also reflects $2 million in incremental amortization of deferred financing fees associated with the financings for the period from January 1, 2006 to July 27, 2006 or from January 1, 2006 to October 19, 2006, as applicable. The interest on the $250 million under the 2009 Senior Notes is calculated assuming the interest rate at March 21, 2007 was the interest rate in effect for such period.

(e)	Represents the elimination of interest income that will no longer be earned from Cendant on intercompany cash balances held by Cendant prior to the Separation.

(f)	Reflects (i) the incremental borrowing costs of $7 million as a result of the Securitization Facilities Refinancings and (ii) incremental amortization of deferred financing costs in the amount of $1 million. The borrowings under the Securitization Facilities are advanced to customers of the relocation business and the Company generally earns interest income on the advances, which are recorded within other revenue net of the borrowing costs under the securitization arrangement.

(g)	Reflects (i) incremental expenses in the amount of $12 million representing the estimated annual management fee to be paid by Realogy to Apollo and is calculated as 1.5% of historical EBITDA (although the actual management fee may be higher), (ii) the reduction of approximately $7 million of corporate expenses related to being a public company as Realogy will become private following the Merger, (iii) the reduction in pension expense in the amount of $1 million related to the impact of purchase accounting due to the elimination of amortization of the unrealized pension loss and (iv) the reduction of $5 million of non-recurring transaction costs incurred and expensed by Realogy prior to the Merger.

(h)	Reflects an increase in amortization expenses resulting from the values allocated on a preliminary basis to our identifiable intangible assets. Amortization is computed using the straight-line method over the asset’s related useful life.

In millions	Estimated fair value	Estimated useful life	Amortization
Real estate franchise agreements	$2,425	30 years	$81
Customer relationships—Cartus	105	14 years	8

			89
Less: Historical amortization expense			(18)

Pro forma adjustment			$71

(i)	Reflects (i) incremental interest expense in the amount of $518 million related to the indebtedness incurred in connection with the Merger assuming that such amount is paid in cash (including $21 million of fronting and commitment fees payable with respect to the synthetic letter of credit facility and the new revolving credit facility), (ii) incremental interest expense of $15 million reflecting an estimated 1.25% increase in interest rates on the Existing Senior Notes as a result of a change in debt rating, (iii) the incremental amortization of deferred financing costs in the amount of $19 million, less (iii) $35 million of interest related to the $600 million term loan to be repaid with the proceeds of this offering less (iv) $3 million related to the amortization of the fair value premium on the Existing Senior Notes.

The following is a reconciliation of pro forma interest expense to pro forma cash interest:

(In millions)
Total pro forma interest expense	$634
Plus (minus):
Non-cash Amortization of deferred financing costs	(24)
Non-cash Amortization of fair value step up of debt premium	3

Total pro forma cash interest	$613

For pro forma purposes we have assumed a weighted average interest rate of 9.37% for borrowings under the term loan facility, the revolving credit facility and the new term debt, based on the LIBOR rate outstanding as of March 22, 2007. A 0.125% change in the interest rate assumption would change pro forma interest expense by approximately $7 million. The adjustment assumes straight-line amortization of capitalized financing fees over the respective maturities of the indebtedness.

(j)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 39.0%. We expect our tax payments in future years, however, to vary from this amount.

Impact of the Transactions

The aggregate purchase consideration to be paid in the Merger is estimated to be $6,701 million as of December 31, 2006. As a result of the Transactions, our assets and liabilities are required under generally accepted accounting principles in the U.S. (“GAAP”) to be adjusted to their fair market values as of the closing date of the Transactions. This will result not only in adjustments to the recorded assets and liabilities that are recognized on our consolidated and combined balance sheets immediately prior to the closing date of the Transactions, but also to other assets and liabilities not then currently recognized. Specifically, we expect to record intangible assets related to our existing trade names, franchise agreements, customer relationships, pendings and listings and other intangible assets. We also expect to record adjustments to liabilities associated with certain contractual obligations to which we are committed. These intangible assets and liabilities will be valued at their estimated fair market value using valuation techniques based on assumed future cash flows and are expected to be material. For those identified intangible assets with a determinable useful life, they will be amortized over such period and will increase the amount of amortization expense recognized historically in our consolidated and combined statements of income. Certain other identified intangible assets without a determinable useful life, such as trade names, will not be amortized, however, such intangible assets are required to be tested for impairment annually or more frequently if events occur or changes in circumstances indicate that the asset might be impaired. We have performed a preliminary analysis of the purchase price allocation and the determination of fair value for certain assets and liabilities, but not all of our assets and liabilities. The allocation to, and dollar value of, the assets and liabilities currently reflected on the pro forma balance sheet could vary significantly upon finalization of the valuation.

The remaining excess of the total purchase price over the value of our assets and liabilities at the closing date of the Transactions will be allocated to goodwill, which will be assessed for impairment on an annual basis or more frequently if events occur or changes in circumstances indicate that the asset might be impaired. We expect that the excess purchase price allocated to goodwill will be material and, additionally, could be significantly different from the value currently depicted in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2006 included under “Unaudited pro forma condensed consolidated financial statements,” and summarized above.

In addition to adjustments to the intangible assets (including goodwill) described above, the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of income do not currently reflect all adjustments to assets and liabilities and resulting impacts on future net income required under GAAP. Upon finalization of the purchase price allocation and fair value adjustments required to our assets and liabilities at the closing date of the Transactions, we expect to make certain adjustments, including, without limitation, the following:

•

To recognize a pendings and listings intangible asset in the opening balance sheet which represents the value of pending real estate transactions waiting to close and properties under listing arrangements within our company-owned brokerage business. We expect that the amount of the intangible asset in the opening balance sheet as of the consummation date of the Transactions will be greater than the amount estimated at December 31, 2006 in the pro forma balance sheet due to the seasonality of the business. We expect an increase in amortization expense within the first twelve months following the closing date of the Transactions because the typical useful life of such assets is generally four to five months;

•

Adjustments to our fixed property and equipment values. Increases or decreases in such asset values will increase or decrease depreciation and amortization expense over the remaining useful life of such assets; and

•

Deferred revenue balances in the opening balance sheet will be adjusted lower than the deferred revenue balances currently included in the pro forma balance sheet ($107 million as of December 31, 2006 and the purchase accounting adjustment will be to reduce our deferred revenue balance as of the closing date of the Transactions to an amount reflective of the fair value of our legal obligations to perform additional services). As a consequence, we will experience a reduction in revenue in the period following the transaction compared to the amount of revenue we would have otherwise recognized in the same period, with the reduction having the greatest impact within the first twelve months.

The unaudited pro forma condensed consolidated financial statements also do not give effect to the following expenses that will be incurred in connection with the Transactions:

•	the cash funding of certain post-retirement benefits; and

•	non-cash expense related to the acceleration of vesting of options.

We also expect to incur certain costs in order to retain certain key executives and employees following the Transactions. We estimate the cost will be approximately $25 million which will increase our general administrative expenses in the twelve months subsequent to the closing date of the Transactions.

We also expect to adopt an omnibus equity incentive plan to be effective following closing of the Merger for certain key members of management. The compensation cost associated with this plan is expected to be lower than the compensation cost which was realized under our historical plans.

We also expect to realize additional cost savings as a result of the Transactions which are not reflected in the unaudited pro forma condensed consolidated financial statements.

Liquidity risks prior to and following the Transactions

Our liquidity position may be negatively affected by unfavorable conditions in the real estate or relocation market, including adverse changes in interest rates, access to our relocation asset-backed facilities and access to the capital markets, which may be limited if we were to fail to renew any of the facilities on their renewal dates or if we were to fail to meet certain ratios or other performance measures.

In October 2006, our senior unsecured notes were rated BBB and Baa2 by Standard & Poor’s (“S&P”) and Moody’s, respectively, with a negative outlook. Under the terms of these notes, if the rating from Moody’s applicable to the notes is decreased to non-investment grade to a rating of Ba1 or below or if the rating from S&P applicable to the notes is decreased to a rating of BB+ or below, the interest rate will be increased by 0.25% per rating level up to a maximum increase of 2.00%, retroactive to the beginning of the current respective interest period. On March 1, 2007, S&P downgraded the rating on these notes to BB+ from BBB and these notes remain on CreditWatch subject to negative implications. As a result, the interest rate on each of the three series of these notes increased by 0.25% retroactive to the beginning of the current respective interest periods.

In December 2006, subsequent to the announcement of the entering into of the Merger Agreement, S&P downgraded our long term corporate rating from BBB to BB+. As a result of the increased borrowings that are expected to be incurred to consummate the Merger, we expect that the rating agencies will further downgrade our debt ratings. In addition, it is possible that the rating agencies may further downgrade our ratings based upon our results of operations and financial condition (or as a result of national and/or global economic and political events), which would increase our borrowing costs. If S&P further downgrades the debt rating applicable to the Existing Senior Notes, or Moody’s downgrades the debt rating on those notes to below investment grade, the interest rate on those senior notes will be further increased up to a maximum 2.00% increase from their initial interest rate, depending on the extent the ratings are downgraded, as set forth in the Existing Senior Notes. On March 1, 2007, S&P indicated that if these notes remain a permanent piece of the Company’s capital structure following the Merger, the ratings on these notes would be further downgraded to BB. On March 2, 2007, Moody’s indicated that if the Merger is approved by the Company’s stockholders, Moody’s will lower the ratings on these notes to Ba3. Accordingly, if these downgrades are issued, the interest rate on each of the three series of notes will be increased 1.25% from their initial interest rate (or an additional 100 basis points from the current interest rate) retroactive to the beginning of the then current respective interest period. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The Company will incur significant indebtedness and utilize significant amounts of cash and cash equivalents, in order to complete the Merger. As a result, the Company’s future financing needs will be materially impacted by the Merger.

Upon consummation of the Merger, we will be required to offer to repurchase the Existing Senior Notes at 100% of their principal amount, plus accrued and unpaid interest because a Change of Control Triggering Event (as defined in the Existing Senior Notes Indenture) will have occurred. We expect to use borrowings under our delayed draw term loan facility to fund any such repurchases of the Existing Senior Notes.

We may need to incur additional debt or issue equity to make strategic acquisitions or investments. We cannot assure you that financing will be available to us on acceptable terms or that financing will be available at all. Our ability to make payments to fund working capital, capital expenditures, debt service, strategic acquisitions, joint ventures and investments will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. Future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Financial condition, liquidity and capital resources following the Transactions

Liquidity and capital resources

We expect that, following the Transactions, our primary sources of liquidity will be cash flows from operations and funds available under our new senior secured credit facility. Our primary continuing liquidity needs will be to finance our working capital, capital expenditures and debt service. We will incur substantial indebtedness in connection with the Transactions. As of December 31, 2006, on a pro forma basis, we would have had $6,528 million of long-term debt (including current portion) and assumed annual cash interest expense of $613 million. Our pro forma balance sheet would have reflected $1,190 million of secured relocation assets collateralizing the smaller $893 million of secured relocation obligations. Our significant debt service obligations following the Transactions could have material consequences to you.

As part of the Transactions, we will (i) issue the new term debt, (ii) enter into the new senior secured credit facility, which we expect will consist of a term loan in an aggregate principal amount of $1,950 million, a revolving credit facility in an aggregate amount of up to $750 million and a synthetic letter of credit facility in an aggregate amount up to $600 million, and (iii) refinance the credit facilities governing our relocation securitization programs. Upon consummation of the Transactions, we expect to borrow the full amount available under the term loan (other than the delayed draw term loan subfacility) and a portion of the amount available under the revolving credit facility, and we may subsequently borrow additional amounts under the revolving credit facility depending upon our working capital, capital expenditure and other corporate needs. Borrowings under the term loan are due and payable in quarterly installments of 0.25% of original principal amount. The remaining balance of the term loan will be due and payable in full in 2014. The revolving credit facility is available until 2013. The synthetic letter of credit facility will be used to post a letter of credit to secure the fair value of our obligations in respect of Cendant’s contingent and other liabilities we assumed under the Separation and Distribution Agreement and up to $100 million for general corporate purposes.

Financial obligations

Following the consummation of the Transactions, our financial obligations will include the new senior secured credit facility (which includes a term loan facility, a delayed draw term loan facility, a revolving credit facility and a synthetic letter of credit facility), the Existing Senior Notes, the new term debt and the Securitization Facilities.

Our new senior secured credit facility will contain various restrictive covenants that will prohibit us from prepaying other indebtedness, including the new term debt, and will require us to maintain a specified maximum senior secured leverage ratio. In addition, our new senior secured credit facility and the new term debt will, among other things, restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. However, all of these covenants are subject to exceptions.

As part of the Transactions, we expect that our new senior secured credit facility will also provide for a six-and-a-half-year $600 million synthetic letter of credit facility. The synthetic letter of credit facility will be used to post a letter of credit to secure the fair value of our obligations in respect of Cendant’s contingent and other liabilities we assumed under the Separation and Distribution Agreement and up to $100 million for general corporate purposes.

Following the Securitization Facilities Refinancings, we will issue secured obligations through Apple Ridge Funding LLC, Kenosia Funding LLC and U.K. Relocation Receivables Funding Limited. These three entities and other special purpose entities created in connection with such programs are consolidated bankruptcy remote special purpose entities that are utilized to securitize relocation related receivables of our relocation business generated from advancing funds on behalf of those clients in order to facilitate the relocation of their employees. The secured obligations issued by these entities are non-recourse to us and, as of December 31, 2006, on a pro forma basis, were collateralized by $1,190 million of underlying relocation receivables (which we continue to service) and other related assets. Assets of the special purpose entities engaged in these securitization programs, including properties held for sale, will not be available to pay our general obligations.

Each program will be a revolving program with a five year term. So long as no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements will be sold into the program, and as new relocation management agreements are entered into, the new agreements may also be designated to a specific program.

Each program will also have restrictive covenants and trigger events, including performance triggers linked to the quality of the underlying assets, financial reporting requirements and restrictions on mergers and change of control. Each program will contain cross defaults to the new senior secured credit facility, the notes offered hereby and other material indebtedness of Realogy. These covenants, if breached and not remedied within a predefined amount of time, could result in an early amortization of the secured obligations and termination of the program.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, including the new term debt, or to fund planned capital expenditures, will depend on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flows from operations and available cash, together with available borrowings under our new senior secured credit facility, will be adequate to meet our short-term liquidity needs. Funding requirements of our relocation business are satisfied through the issuance of secured obligations to finance relocation receivables and advances and relocation properties held for sale. We cannot assure you, however, that our business will generate sufficient cash flows from operations or that future borrowing will be available to us under our new senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the new term debt, or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility, the Existing Senior Notes and the new term debt, on commercially reasonable terms or at all.

Contractual obligations

The following table summarizes our future contractual obligations, on a pro forma basis, as of December 31, 2006.

	2007	2008	2009	2010	2011	Thereafter	Total

Secured relocation obligations(a)	$893	$—	$—	$—	$—	$—	$893
Existing Senior Notes(b)	—	—	250	—	450	500	1,200
Revolving credit facility(b)(c)(d)	—	—	—	—	—	206	206
Term loan facility(b)(e)	20	20	20	20	20	1,850	1,950
New term debt(b)	—	—	—	—	—	3,150	3,150
Capital leases	11	8	4	1	—	—	24
Operating leases	165	134	106	78	54	83	620
Purchase commitments(f)(g)	38	13	10	10	9	1	81

Total(h)	$1,127	$175	$390	$109	$533	$5,790	$8,124

(a)	Excludes future cash payments related to interest expense as the underlying debt instruments are variable rate and the interest payments will ultimately be determined by the rates in effect during each period. The debt which our securitization entities issue is subject to renewal, which is expected to occur for the foreseeable future. These contractual obligations have a five-year term.
(b)	At December 31, 2006, on a pro forma basis, we would have had $2,156 million of variable rate debt under the term loan facility and the revolving credit facility and $3,150 million of variable and fixed rate new term debt for which we have assumed will bear interest at a weighted average rate of 9.37% per annum. In addition, at December 31, 2006, on a pro forma basis, we would have had $1,222 million of Existing Senior Notes for which interest payments would have been $89 million.
(c)	We will use $320 million of cash on hand to complete the Transactions. As of December 31, 2006, we had $399 million of cash and cash equivalents on hand. Such amount included approximately $60 million of cash held by our title and settlement services business that is not available to be used to finance the Transactions. However, our businesses are subject to seasonal fluctuations and our cash on hand prior to the Transactions may be lower than our balance as of December 31, 2006. To the extent there is a shortfall, our borrowings under the new revolving credit facility will be increased by any such cash shortfall.
(d)	On the closing date of the Transactions, we expect that we will borrow approximately $206 million under the new revolving credit facility. We expect that borrowing availability under the new revolving credit facility immediately following the Transactions will be $544 million. Amounts available under the new revolving credit facility may be used to pay expenses related to the Transactions and for permitted acquisitions and investments and for general corporate purposes.
(e)	We expect to use $1,950 million of our new $3,170 million term loan facility to finance the Transactions. The remaining $1,220 million will be available under a delayed draw subfacility of our new term facility. The borrowings under the delayed draw subfacility may only be used to refinance the Existing Senior Notes.
(f)	Purchase commitments do not include contractual contributions made to our national advertising funds. In 2006, Real Estate franchise services made matching contributions of $14 million to the Century 21® national advertising fund and company-owned real estate brokerage services contributed $13 million to other national advertising funds.
(g)	Purchase commitments do not include a minimum licensing fee that the Company is required to pay to Sotheby’s beginning in 2009 through 2054. The Company expects the annual minimum licensing fee to approximate $2 million a year.
(h)	Table does not include earn-out payments for certain acquisitions which are primarily based on the achievement of certain future sales thresholds and the $10 million note payable related to the acquisition of Texas American Title Company.

Pro forma Adj. EBITDA reconciliation

EBITDA reconciliation

($ millions)	2006PF	2007E PF[2]	2008E PF Base Case[2]	2008E PF Pronounced recovery Case[3]
		From Proxy Statement (2/23/07)		
EBITDA	$808	$705	$805	$900
Standalone costs, net		7	7	7
Incremental secured borrowings		(7)	(7)	(7)
Restructuring costs	46			
Cendant legacy costs/(income)	(38)	6	8	8
Integration & conversion costs	3			
Realogy EBITDA[1]	819	711	813	908
Non-cash LTIP expense	23	30	30	30
WEX receivable	13	13	13	13
BU annualized cost savings	39			
Non-cash rent expense	4			
Other adjustments, net	9			
Realogy Adj EBITDA	$907	$754	$856	$951
PF effect of NRT acq. / RFG new franchisees	18			
Realogy PF Adj. EBITDA	$925			

[1] Before former parent legacy costs/income, separation costs, restructuring costs and merger costs
[2] Described as "Case 2" in final Proxy statement dated February 23, 2007. Management indicates that case 2, while still subject to various risks, was its "Base Case" and therefore, in its view, is the most likely case to be achieved
[3] Described as "Case 4" in final Proxy statement dated February 23, 2007

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Realogy's business, many of which are beyond Realogy's control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The inclusion of projections should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such.

Note: Refer to "summary historical and unaudited pro forma financial data" for the definitions of certain non-GAAP financial measures and a reconciliation of those measures to net income.

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REALOGY